Exhibit 10.1

ACKNOWLEDGEMENT OF DEBT CANCELLATION

Andrew Gavrin (“Gavrin”) and ABV Consulting, Inc., a Nevada corporation (the “Company”) hereby acknowledge and agree that Gavrin has loaned to the Company in the sum of $35,000.00 as the date hereof (the “Loan”). Gavrin and the Company hereby further acknowledge and agree that the Loan, plus accrued interest and the debt represented by such loan is hereby cancelled in all respects and such cancellation shall be deemed a contribution to the Capital of the Company by Gavrin.

The Loan represents the total amount due to Gavrin by the Company and there are no other loans or amounts due to Gavrin or any other related party by the Company.

Gavrin agrees to indemnify and defend the Company in the event of any breach of his representations set forth in this agreement.

Confirmed and agreed to as of August 22, 2016.

/s/ Andrew Gavrin
ANDREW GAVRIN

ABV CONSULTING, INC.

By:	/s/ Andrew Gavrin
Andrew Gavrin, Chief Executive Officer